Execution Copy

THIS NOTE AND THE SHARES OF ACT COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE AND SUCH SHARES ARE AND WILL BE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$___________	August 17, 2007

FOR VALUE RECEIVED, Advanced Communications Technologies, Inc., a Florida corporation (the “Company”) hereby promises to pay to _____________ or his permitted transferees or assigns (“Holder”), the principal sum of $___________, or such lesser amount as shall then equal the outstanding principal amount hereunder (the “Principal Amount”), together with interest on the unpaid Principal Amount on the Maturity Date (as defined below), or as otherwise specified herein, and in the amounts specified herein.

Section 1. Background; Capitalized Terms. This Convertible Subordinated Promissory Note (the “Note”) is being issued as part of the Purchase Price in connection with the consummation of the transactions contemplated by that certain Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), by and between the Company, Encompass Group Affiliates, Inc. and the Holder. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Stock Purchase Agreement.

Section 2. Required Repayment; Prepayment. The Company will pay the Principal Amount of the Note then outstanding together with all accrued and unpaid interest thereon, except with respect to any portion of the Principal Amount subject to a Conversion Notice (as defined below) then in effect upon the Maturity Date (or such earlier date as may be required hereunder). The Company may prepay the Principal Amount of this Note, in full or in part, at any time on ten (10) business days prior written notice without premium, fee or penalty, provided that any such prepayment shall include all accrued and unpaid interest due on the amount of such prepaid Principal Amount; provided, however, prior to any prepayment by Company (whether voluntarily or involuntarily), Company shall provide the Holder with written notice of its intent or obligation to prepay an amount certain (“Prepayment Amount”) and the Holder shall have the right to elect, within ten business (10) days after the receipt of the notice of intent to prepay and by providing written notice thereof to the Company, to convert all or any part of the principal portion of the Prepayment Amount into shares of ACT Common Stock pursuant to Section 7(a). Company shall prepay the Principal Amount of the Note then outstanding together with all accrued and unpaid interest on the Note, except with respect to any portion of the Principal Amount, subject to a Conversion Notice then in effect or to which the Holder shall elect to convert as provided in this Section 2, without premium, fee or penalty, upon the occurrence of (i) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) a consolidation or merger of the Company with or into any other person(s), entity or entities in which, or a recapitalization of the equity of the Company immediately following which, less than a majority of the outstanding voting power of the surviving person(s), entity or entities is held by persons or entities who were stockholders of the Company, respectively, prior to such event, or a sale or other disposition (whether in a single transaction or a series of related transactions) of substantially all of the assets of the Company or (iii) any refinancing or repayment in full of all Senior Indebtedness.

All repayments, prepayments and payments of principal and interest due with respect to this Note shall be made by the Company in United States Dollars in immediately available funds to the account of, or otherwise as directed in writing by, Holder. If the payment date for any installment of principal or interest under this Note occurs on a day that is a Saturday, Sunday or a legal holiday at the place of the Company’s offices, then such payment shall be deemed timely if made on the next day which is not such a day.

For purposes hereof, the term “Maturity Date” shall mean October 17, 2012, unless the Senior Indebtedness shall not have been paid in full as of such date in which case the “Maturity Date” shall be the earlier of the day after the Senior Indebtedness has been paid in full and August 17, 2013.

Section 3. Interest. This Note shall bear interest (computed on the basis of the actual number of days elapsed and a 360-day year of twelve 30-day months) on the unpaid Principal Amount outstanding from time to time at a rate per annum equal to seven percent (7%) until October 17, 2012 and nine and one-half percent (9.5%) thereafter, compounded annually, and payable semi-annually in arrears, with the first payment of interest due on January 30, 2008, and further interest payments due on each July 31 and January 31 thereafter until the Principal Amount and all accrued interest thereon have been paid in full. Notwithstanding the first sentence of this Section 3, upon the occurrence of a default under Section 6 below, the unpaid Principal Amount hereunder shall bear interest at a default rate of nine and one-half percent (9.5%) per annum until such time as such default is cured.

Section 4. Subordination. This Note is subject to the Subordination provisions set forth on Schedule I hereto. The Company shall promptly notify Holder of any Event of Default (under the Senior Indebtedness, as defined on Schedule I).

Section 5.  Set-off. The Company’s obligations under this Note, and the Principal Amount and accrued interest thereon, shall be subject to set-off as provided in Section 11.7 of the Stock Purchase Agreement, provided that the Company shall provide ten (10) business days prior written notice to Holder of any such set-off after the receipt of which the Holder shall have ten (10) business days to elect to convert all or any part of the principal portion of such set-off into shares of ACT Common Stock pursuant to Section 7(a).

Section 6.  Events of Default.

(a) The occurrence of any of the following events (each, an “Event of Default”) while any Principal Amount is outstanding, or any interest thereon is accrued and unpaid, will constitute a default under this Note:

(i) Non-Payment. The Company fails to pay any portion of the Principal Amount or interest accrued thereon under this Note within 5 days of the due date, which failure is not cured within five (5) days after written notice thereof from Holder to the Company;

(ii) Bankruptcy. The Company makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or trustee, commences any proceeding relating to itself under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, has commenced against it any such proceeding which remains undismissed for a period of ninety (90) days, or indicates its consent to, approval of or acquiescence in any such proceeding, or any receiver of or trustee for the Company or any substantial part of the property of the Company is appointed, or if any such receivership or trusteeship continues undischarged for a period of ninety (90) days;

(iii) Dividends. The Company pays a dividend on any of its issued and outstanding shares of capital stock;

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(iv) Covenants. The Company fails to observe or defaults in the performance of any term, condition or covenant contained in this Note, which failure or default is not cured within thirty (30) days after written notice of such default from Holder to the Company; or

(v) Prohibited Interest Payments. The Holder is required to repay or turn over any interest that has been paid to the Holder by the Company but was not permitted to be paid to the Holder pursuant to Section (d)(i) of Schedule 1.

(b) Subject to the provisions of the Subordination Agreement, if an Event of Default shall have occurred and be continuing, at the option of Holder, the unpaid Principal Amount of this Note and all accrued and unpaid interest thereon may become, or may be declared to be, immediately due and payable to Holder, and the Company shall pay to Holder on demand all costs of collection of the unpaid Principal Amount and accrued and unpaid interest thereon, including, but not limited to, reasonable attorney’s fees.

Section 7. Conversion.

(a) Optional Conversion into Common Shares. Upon (i) the approval by the stockholders of the Company of an amendment to the Articles of Incorporation of the Company to increase the authorized number of shares of ACT Common Stock to an amount sufficient for the conversion of the entire Principal Amount of this Note and (ii) the effective filing thereof with the Florida Department of State, the Holder may, at any time prior to the Maturity Date, elect to convert (the “Conversion”) some or all of the outstanding Principal Amount from time to time into the number of shares of ACT Common Stock (“Conversion Shares”) calculated by dividing the portion of the Principal Amount of the Note specified in the Conversion Notice (as defined below) by $.0006 (the “Conversion Price”). As an example, the original Principal Amount would be convertible into 1,666,666,667 shares of ACT Common Stock. All accrued interest on the Principal Amount so converted shall be paid by the Company at the time such interest is otherwise payable in accordance with Section 3 above.

(b) Mechanics of Conversion; Termination of Rights. The Holder may exercise the optional conversion rights specified in Section 7(a) as to any part of this Note by surrendering this Note to the Company, accompanied by written notice in the form attached hereto as Exhibit A stating that the Holder elects to convert all or a specified portion of the Principal Amount of this Note (the “Conversion Notice”), but subject to rights to convert upon notice of a prepayment under Section 2 or a notice of set-off pursuant to Section 5, in no event less than $50,000 of the Principal Amount for each optional conversion, into ACT Common Stock in accordance with Section 7(a). Conversion of this Note shall be deemed to have been effected (the “Conversion Date”) on the date when delivery of the Conversion Notice is made and the Holder shall thereafter be deemed to have irrevocably exercised its right to Conversion with respect to the portion of the Principal Amount specified in the Conversion Notice. As promptly as practicable thereafter (and after surrender of this Note to the Company), the Company shall issue and deliver to the Holder the Conversion Shares to which the Holder is entitled in the manner requested and a check or cash with respect to any fractional interest in a Conversion Share as provided in Section 7(c). The Holder shall be deemed to have become a holder of record of such Conversion Shares on the Conversion Date. Upon conversion of any portion of the Principal Amount of this Note, the Company shall issue and deliver to the Holder, at the expense of the Company, a new Note for the Principal Amount of the unconverted portion of the Principal Amount of this Note on the same terms set forth herein. Notwithstanding any other provision set forth in this Note, all rights with respect to the portion of the Principal Amount of this Note which is converted shall terminate upon the conversion of such portion of the Principal Amount of this Note in accordance with the terms hereof, whether or not this Note has been surrendered in accordance with the terms hereof.

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(c) Fractional Shares. No fractional Conversion Shares or scrip shall be issued upon conversion of this Note. Instead of any fractional Conversion Shares that would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the Conversion Price, rounded up to the nearest $.01.

(d) Adjustment for Capital Reorganization or Reclassification. If, at any time after the date of this Note, the Company shall at any time subdivide its outstanding shares of ACT Common Stock by recapitalization, reclassification, or split thereof, or by stock dividend payable to all of the holders of the ACT Common Stock, or if the Company shall at any time combine the outstanding shares of ACT Common Stock by recapitalization, reclassification or combination thereof, then the Conversion Price shall be proportionally adjusted to an amount such that the Holder of the Note thereafter surrendered for Conversion shall be entitled to receive the number of shares of ACT Common Stock which the Holder would have owned immediately following such action had the Note been fully converted immediately prior thereto. If, after the date of this Note, the ACT Common Stock shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, then in each such event the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the Holder of the number of Conversion Shares into which this Note might have been converted immediately prior to such reorganization, reclassification or change.

(e) Notice to Holder. In the event the Company shall propose to take any action of the type described in Section 7(d), the Company shall give notice to the Holder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(f) Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of Conversion Shares upon conversion of this Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder.

(g) Obligations of Company with Respect to Common Stock. The Company shall use its best efforts to obtain satisfaction of the conditions pursuant to Section 7(a) (increase of authorized shares and amendment of articles of incorporation).

Section 8.  Notices. Unless otherwise provided, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the party to be notified at the address indicated for such party on Exhibit B hereto, or at such other address as any party or the Company may designate by giving ten (10) days’ advance written notice to all other parties.

Section 9. Construction. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

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Section 10. Governing Law and Venue; Waiver of Jury Trial. THIS NOTE SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America and the state courts located in Miami-Dade county in the State of Florida solely in respect of the interpretation and enforcement of the provisions of this Note and of the documents referred to in this Note, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Note or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE, OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

Section 11. Amendments, Waivers and Consents. The Company and Holder agree that this Note may be amended only in writing signed by both parties. Compliance by the Company with any term, covenant or condition of this Note may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) only by a consent or consents in writing signed by Holder. No failure to exercise, and no delay in exercising, on the part of Holder, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

Section 12. No Rights or Liabilities as a Stockholder; Stockholder Agreement. This Note does not by itself entitle the Holder to any voting rights or other rights as a Stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a Stockholder of the Company for any purpose. Upon the Conversion of any portion of the Principal Amount of the Note, the Holder, to the extent the Holder is not already a party to the Shareholder Agreement, shall execute an Instrument of Accession making the Holder a party to the Shareholder Agreement, and the Conversion Shares received by the Holder pursuant to such Conversion shall be subject to the terms and conditions of the Shareholder Agreement in all respects.

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Section 13. Transfers. This Note is not a negotiable instrument. Except involuntary transfers by operation of law, Holder may not assign or otherwise transfer this Note without the express written consent of the Company which may be withheld or granted by the Company in its absolute discretion. It shall be a condition to any permitted assignment, transfer or distribution that the transferee agrees in writing that the Note shall continue to be subject to the set-off provisions applicable to such Holder set forth in the Stock Purchase Agreement. In addition, any transfer of the this Note or any interest herein, and any transfer of the Conversion Shares upon exercise of this Note, shall be subject, at the Company’s discretion, to the Company’s receipt of an opinion of counsel, reasonably acceptable to the Company in form and substance and as to the identity of such counsel, that such transfer may occur without registration under the Securities Act of 1933.

Section 14. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

Section 15. Usury. It is the intention of the parties hereto to comply strictly with all applicable usury laws. Accordingly, in no event and upon no contingency shall the Holder be entitled to receive, collect or apply as interest any interest, fees, charges or other payments equivalent to interest in excess of the amount which may be charged from time to time under applicable law. In the event that the Holder of this Note ever receives, collects or applies as interest any such excess, then immediately upon becoming aware of such receipt, collection or application, the Holder shall notify the Company of the usurious overcharge and refund to the Company the amount of any overcharge received, plus interest on the overcharge received at the maximum lawful rate in effect at the time the usurious interest rate was received and the Holder shall make whatever adjustments in this Note are necessary to insure that the Company will not be required to pay any further interest in excess of the amount permitted under applicable law. The Company shall not institute any action or file any defense based upon the charging or collecting of usurious interest hereunder unless (i) the Company shall give the Holder written notice of an intent to do so and (ii) the Holder shall fail to comply with the terms hereof, by notification and refund to the Company and making necessary adjustments as aforesaid, within fifteen (15) days after receipt by the Holder of such written notice from the Company. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the parties hereto that is in conflict with the provisions of this paragraph.

[Signature Page Immediately Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

By:
Name: Title:

ACKNOWLEDGED AND AGREED:

Schedule I

Subordination Provisions

(a) Definitions. For the purposes of this Schedule I, the following terms shall have the following meanings:

(i) “Post-Petition Interest” shall mean interest at the contract rate accruing subsequent to the filing of a petition initiating any proceeding in bankruptcy, insolvency or like proceeding whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under the Bankruptcy Code.

(ii) “Senior Indebtedness” shall mean the obligations now or hereafter incurred pursuant to or in connection with the Note Purchase Agreement (as may be amended or modified from time to time, the “Note Purchase Agreement”) dated August 17, 2007, among Encompass Group Affiliates, Inc. a Delaware corporation (“Encompass”), the Company, SpectruCell, Inc., a Delaware corporation (“Spectrucell”), Hudson Street Investments, Inc., a Delaware corporation (“Hudson Street”), Cyber-Test, Inc., a Delaware corporation (“Cyber-Test”), Vance Baldwin, Inc. (“Vance Baldwin”), as guarantors (Encompass, the Company, SpectruCell, Hudson Street, Cyber-Test, Vance Baldwin and any subsidiary of Company that executes a counterpart or joinder together being referred to as the “Note Parties”, and each such Person a “Note Party”, Sankaty Advisors, LLC as First Lien Collateral Agent for the Senior Note Purchasers and Second Lien Collateral Agent for the Subordinated Note Purchasers (collectively, the “Agent”), and each Senior Note Purchaser and Subordinated Note Purchaser listed on Schedule I attached thereto) including, without limitation, principal, premium, interest (including Post-Petition Interest), expenses, fees and indemnifications thereunder.

(iii) “Subordinated Obligations” shall mean all obligations of the Company now or hereafter incurred pursuant to or in connection with this Note, including, without limitation, any principal or interest on this Note.

(b) Obligations Subordinate to Senior Indebtedness. Company and each Guarantor (as defined in the Note Purchase Agreement) covenants and agrees, and the Holder by its acceptance hereof, likewise covenants and agrees, that this Note shall be issued and all Subordinated Obligations shall be incurred hereunder subject to the provisions of this Schedule I; and each Person holding this Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that the payment of all Subordinated Obligations, to the extent and in the manner hereinafter set forth, be subordinated and junior in right of payment to the prior indefeasible payment in cash in full of all Senior Indebtedness as from time to time outstanding; that the subordination is for the benefit of, and shall be enforceable directly by, each holder of Senior Indebtedness, and that each holder of Senior Indebtedness shall be deemed to have acquired its Senior Indebtedness in reliance upon the covenants and provisions contained in this Note. The Senior Indebtedness shall not be deemed to have been paid in full for all purposes of the Note Documents (as defined in the Note Purchase Agreement) and the Subordinated Obligations until all Senior Indebtedness has been indefeasibly paid in full in cash (including, without limitation, Post-Petition Interest) and termination of all commitments or other Note Obligations (as defined in the Note Purchase Agreement) under the Note Documents.

(c) Payment Over to Holders of Senior Indebtedness. In the event of any payment or distribution of assets of any Note Party of any kind or character, in part or in whole, whether in cash, property or securities, to creditors including in connection with (i) any insolvency or bankruptcy case or proceeding in connection therewith, relative to any Note Party or to any of their creditors or to their assets, or (ii) any liquidation, dissolution or other winding up of any Note Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Note Party, then and in any and all such events:

(A)
all Senior Indebtedness in such proceeding shall be paid in full in cash before the Holder is entitled to receive any payment or distribution of the assets of such Note Party, whether in cash, securities or other property, on account of the Subordinated Obligations;

(B)
any payment or distribution of assets of any Note Party of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Holder would be entitled to apply to the payment of the Subordinated Obligations but for the provisions of this Schedule I, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of any Note Party being subordinated to the payment of the Subordinated Obligations shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Agent in accordance with the Note Purchase Agreement until all Senior Indebtedness shall have been paid in cash, and

(C)
in the event that, notwithstanding the foregoing provisions of this Schedule I, the Holders of this Note shall have received any such payment or distribution of assets of any Note Party of any kind or character, on account of the Subordinated Obligations, whether in cash, property or securities, before all such Senior Indebtedness is paid in full in cash, then and in such event such payment or distribution shall be received in trust and paid over or delivered forthwith to the Agent in accordance with the Note Purchase Agreement until all Senior Indebtedness shall have been paid in full in cash.

(D)
The Agent shall have the right to request any Holder to file and, in the event that the Holder fails to do so within thirty (30) days prior to the date such claims or proofs of claim would be barred for failure to make a timely filing, is hereby authorized to file a proof of claim for and on behalf of that Holder or any other holder of this Note in such form as the Agent may reasonably determine to be necessary or appropriate for the enforcement of the provisions of this subclause (c), to accept and receive a payment or distribution which may be payable or deliverable at any time upon or in respect of the Subordinated Obligations in an amount not in excess of the Senior Indebtedness then outstanding and to take such other action as may be reasonably necessary to effectuate the foregoing. Each Holder of this Note shall provide to the Agent any such other instruments, documents and information, reasonably necessary to present any such claims or seek enforcement as aforesaid.

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(E)
If, notwithstanding the provisions of this Note, there shall occur any consolidation of any Note Party with, or any merger of any Note Party into, another corporation or the liquidation or dissolution of any Note Party following any conveyance, transfer or lease of its properties and assets substantially as an entirety to another corporation, such consolidation, merger or liquidation shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of Note Party for the purposes of this Schedule I.

(d) No Payment in Certain Circumstances.

(i) Except as set forth in the immediately following sentence, whether or not the Maturity Date hereunder has occurred, no payments shall be made by any Note Party on account of the Subordinated Obligations unless and until all Senior Indebtedness shall have been indefeasibly paid in cash in full or provision shall have been made for such payment or until such default shall have been cured or waived. Anything to the contrary herein notwithstanding, (i) the Company may make, and the Holder may accept, regularly scheduled interest payments pursuant to Section 3 of the Note as long as no Event of Default (as defined in the Note Purchase Agreement) has occurred and is continuing (“Senior Default”), and as long as no Senior Default would result therefrom and (ii) the Holder may convert the Note into ACT Common Stock in accordance with its terms at any time.

(ii) In the event that, notwithstanding the foregoing, the Company or any other Note Party shall make any payment to any Holder prohibited by the foregoing provisions of this subclause (d), then and in such event such payment shall be paid over by Holder in the form received, to the Agent in accordance with the Note Purchase Agreement until all Senior Indebtedness shall have been indefeasibly paid in full in cash.

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(e) Forbearance upon Default under Senior Indebtedness. Until all Senior Indebtedness has been indefeasibly paid in full in cash, for a period beginning on the date of the occurrence of any default under any Note Document and ending on the date on which such default shall cease to exist, no Holder of this Note shall, without the prior written consent of the Agent (which consent may be granted or withheld in the Agent’s sole and absolute discretion), demand payment of this Note or commence any action, suit or proceeding to enforce any claims, rights, demands, causes of action, liabilities, or suits, of any kind whatsoever, whether known or unknown, that have been, could have been, or in the future might be asserted by the holders of this Note based upon, arising out of, or in any way relating to this Note.

(f) Provisions Solely to Define Relative Rights. The provisions of this Schedule I are and are intended solely for the purpose of defining the relative rights of the Holders of this Note on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Schedule I or elsewhere in this Note is intended to or shall (i) impair, as among the Company and any Guarantor, their creditors (other than holders of Senior Indebtedness) and the Holder, the obligation of the Company or any Guarantor, which is absolute and unconditional, to pay to the Holder the principal of, and premium and interest on, and any other amount payable by the Company or any Guarantor under this Note, as and when the same shall become due and payable in accordance with its terms; or (ii) affect the relative rights against the Issuers of the Holder and their creditors (other than the holders of Senior Indebtedness ).

(g) No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company, any Guarantor, any Note Party or any holder of Senior Indebtedness or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Issuers or any holder of Senior Indebtedness with the terms, provisions, or covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with. Without in any way limiting the generality of the foregoing, the holders of Senior Indebtedness may at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Schedule I or obligations hereunder of the Holder to the holders of Senior Indebtedness, do anyone or more of the following: (i) subject to the provisions of this Agreement, change the manner, place or terms of payment or extend the time of payment of, or renew or alter, or otherwise amend, supplement, modify, refinance or restructure in any manner any Senior Indebtedness or any instrument evidencing the same or any agreement under which the Senior Indebtedness is outstanding or is related thereto; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising or waiving any rights, powers or remedies against the Company, any Guarantor and any other Person.

(h) Reinstatement. The holders of Senior Indebtedness shall continue to benefit from the subordination created hereunder and the provisions of this Note shall continue to govern the relative rights and priorities of such holders, on the one hand, and the Holder, on the other hand, notwithstanding the fact that part or all of the Senior Indebtedness, or any payment received in respect of Senior Indebtedness, is subordinated, set aside, avoided or disallowed under Sections 547 or 548 of the Bankruptcy Code or any successor statute or other applicable insolvency law or equitable principles and the subordination provisions hereunder shall be reinstated in the event that any payment in respect of Senior Indebtedness is set aside, avoided or disallowed.

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(i) Guarantees. Holder agrees that no entity that controls, is controlled by, or is under common control with the Company shall guarantee or otherwise become obligated under this Note.

(j) Amendment. Any amendment to the provisions of this Note shall not be effective against any holder of Senior Indebtedness without the consent of the Required Noteholders until all Senior Indebtedness shall have been paid in full in cash; provided that, notwithstanding the foregoing, no amendment to the provisions of this Note which would permit any payment on the Note to be made or retained by the Holder (and which is not currently permitted) prior to the payment in full, in cash, of Senior Indebtedness under the Note Documents shall be effective without consent of all holders of such Senior Indebtedness.

(k) Remedies. The holders of Senior Indebtedness shall be entitled to enforce their rights under this Schedule I specifically, to recover damages by reason of any breach of any provision of this Schedule I and to exercise all other rights existing in their favor. The Holder acknowledges and agrees that money damages may not be adequate remedy for any breach of the provisions of this Schedule I and that the Agent, on behalf of the holders of Senior Indebtedness, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Schedule I.

Seller Promissory Note - Page 5

Exhibit A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal of the Convertible Subordinated Promissory Note due October __, 2012 (the “Note”) issued by ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. (the “Company”) into shares of common stock (“Common Stock”) of the Company according to the terms and conditions of the Note. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note.

Date of Conversion:

Principal Amount of
Note to be Converted: _________________

Number of Shares of
Common Stock to be Issued: ____________
Name of Holder:  _____________________
Address:   ____________________
_____________________

Signature: ___________________________ Name: Title:

Holder Requests Delivery of Shares of Common Stock to be Made: (check one)
•	By Delivery of Physical Certificate to the Above Address

•	Through Depository Trust Corporation (Account ______________________ )

Seller Promissory Note - Page 6

Exhibit B

Notices:

If to the Company, to:

Advanced Communications Technologies, Inc.
420 Lexington Avenue, Suite 2739
New York, NY 10170
Attention: Wayne Danson, Chief Executive Officer
Facsimile: 646.227.1666

With a copy to:

Eckert Seamans Cherin & Mellott, LLC
Two Liberty Place
50 South 16th Street
22nd Floor
Philadelphia, PA 19102
Attention: Gary A. Miller, Esquire
Facsimile: 215.851.8383

If to Holder, to:

With a copy to: